Exhibit 99.1

Ansys Announces Executive Departure

Chief Financial Officer Nicole Anasenes to depart company next year to focus on advisory and board work

PITTSBURGH, December 4, 2023 – Ansys (NASDAQ: ANSS) today announced that Nicole Anasenes, chief financial officer and senior vice president of finance, will depart the company in the second quarter of 2024. Ansys has launched a search for a new chief financial officer, whom Anasenes will help to transition into the role.

“Nicole is one of the smartest and most capable executives I have had the pleasure of working with,” said Ansys President and CEO Ajei Gopal. “After being recruited from the Ansys Board of Directors in 2020, Nicole has helped drive our business and financial success. She has also played an instrumental role in our corporate transformation roadmaps. Nicole will leave Ansys next year to focus on her advisory and board work, where I know she will again make a tremendous difference.”

“From my tenure as an Ansys director to my operational duties as chief financial officer, my time with Ansys has been some of the most rewarding of my career,” Anasenes said. “I leave Ansys to focus on board work while knowing that the company has a bright future ahead of it. Ansys has an exceptional combination of the best products, the best leadership and the best team of professionals in the industry, which is why companies around the world rely on our solutions. I’m looking forward to helping Ansys’ new chief financial officer transition into this amazing company.”

Additionally, Ansys is reaffirming its full-year guidance for 2023 revenue, operating margin, diluted earnings per share, annual contract value (ACV), and unlevered operating cash flows. The company also reaffirms its commitment to initiate full-year 2024 guidance with ACV of around 10% constant-currency growth, excluding tuck-in M&A as well as its long-term outlook from 2022 to 2025 of 12% constant currency ACV growth, including tuck-in M&A, and $3 billion of cumulative unlevered operating cash flows, as described in its November 1, 2023, earnings release.

/ About Ansys

Our Mission: Powering Innovation that Drives Human Advancement™

When visionary companies need to know how their world-changing ideas will perform, they close the gap between design and reality with Ansys simulation. For more than 50 years, Ansys software has enabled innovators across industries to push boundaries by using the predictive power of simulation. From sustainable transportation to advanced semiconductors, from satellite systems to life-saving medical devices, the next great leaps in human advancement will be powered by Ansys.

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/ Contacts

Media         Mary Kate Joyce

724.820.4368

marykate.joyce@ansys.com

Investors     Kelsey DeBriyn

724.820.3927

kelsey.debriyn@ansys.com